Exhibit 99.1
News Release
CONTACT:           Michael J. McCann
CFO and Treasurer
(337) 235-2452
FOR IMMEDIATE RELEASE
PETROLEUM HELICOPTERS, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2005

     LAFAYETTE, LA – August 8, 2005 – Petroleum Helicopters, Inc. (“PHI”) today reported net earnings of $2.0 million ($0.31 per diluted share) on operating revenues of $86.8 million for the quarter ended June 30, 2005. For the same period of 2004, the Company reported net earnings of $1.1 million ($0.20 per diluted share) on operating revenues of $70.2 million.
     For the six months ended June 30, 2005, net earnings were $2.3 million ($0.40 per diluted share) on operating revenues of $161.0 million. This compares to net earnings of $1.1 million ($0.20 per diluted share) on operating revenues of $137.2 million for the same six-month period in 2004.
     Mr. Al A. Gonsoulin, Chairman and CEO, stated, “We were pleased with the progress in the second quarter as our flight hours and level of contracted aircraft increased in the Domestic Oil and Gas segment, and the volume of patient transports improved substantially in our Air Medical group over the first quarter.”
     PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, Air Medical programs and the third-party maintenance business. PHI Common Stock is traded on The Nasdaq National Market System (symbols PHEL and PHELK).
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Petroleum Helicopters, Inc. released the following earnings figures for the second quarter and six months ended June 30, 2005.

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating revenues	$86,783	$70,186	$161,022	$137,159
Gain on disposition of property and equipment	(186)	507	460	1,180
Other	198	62	293	145

	86,795	70,755	161,775	138,484

Expenses:
Direct expenses	72,896	58,048	136,931	115,333
Selling, general, and administrative expenses	5,472	5,610	10,701	10,754
Interest expense	5,159	5,010	10,276	10,026

	83,527	68,668	157,908	136,113

Earnings before income taxes	3,268	2,087	3,867	2,371
Income taxes	1,307	974	1,547	1,255

Net earnings	$1,961	$1,113	$2,320	$1,116

Weighted average common shares outstanding:
Basic	6,158	5,383	5,773	5,383
Diluted	6,246	5,486	5,858	5,486
Net earnings per common share:
Basic	$0.32	$0.21	$0.40	$0.21
Diluted	$0.31	$0.20	$0.40	$0.20
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